Exhibit 21

SUBSIDIARIES OF VESTA INSURANCE GROUP, INC.

Affirmative Insurance Holdings, Inc. (Delaware)

•	Affirmative Insurance Holdings, Inc. conducts non-standard automobile agency operations through approximately 31 subsidiaries operating within the United States.

J. Gordon Gaines, Inc. (Delaware)

•	Florida Select Insurance Agency, Inc. (Florida)

•	Select Insurance Services, Inc. (Florida) d/b/a California Select Insurance Agency

Vesta Fire Insurance Corporation (Illinois)

•	American Founders Financial Corporation (Arizona)

•	Laurel Life Insurance Company (Texas)

•	American Founders Life Insurance Company (Texas)

•	Bradford Investments, LC (Louisiana)

•	Florida Select Insurance Holdings, Inc. (Florida)

•	Florida Select Insurance Company (Florida)

•	Shelby Casualty Insurance Company (Illinois)

•	The Shelby Insurance Company (Illinois)

•	Texas Select Lloyds Insurance Company (Texas)

•	Texas Select Lloyds, Inc. (Texas)

•	Vesta Capital Insurance Syndicate, Inc. (Illinois)

•	The Hawaiian Insurance & Guaranty Company, Ltd. (Hawaii)

•	Vesta Insurance Corporation (Illinois)

Vesta Timber Co., LLC (Alabama)